Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

PATENT & TECHNOLOGY LICENSE AGREEMENT

AGT. NO. 2018-0049

This Patent and Technology License Agreement (“Agreement”) is between The Board of Regents (“Board”) of The University of Texas System (“System”), an agency of the State of Texas whose address is 201 West 7th Street, Austin, Texas 78701 on behalf of The University of Texas Southwestern Medical Center (“UT Southwestern”), a component institution of System, whose address is 5323 Harry Hines Boulevard, Dallas, Texas 75390-9094 (“Licensor”) and Regulus Therapeutics Inc., a Delaware corporation, with its principal place of business at 4224 Campus Point Court, Suite 210, San Diego, CA 92121 (“Licensee”) (collectively, “Parties”, or singly, “Party”).

This Agreement shall be effective as of the date of last signature hereto (“Effective Date”).

Background

Licensor owns or controls Licensed Subject Matter (defined below). Licensee desires to secure the exclusive right and license to use, develop, manufacture, market, and commercialize Licensor’s interest in the Patents. Licensor has determined that such use, development, and commercialization of the Licensed Subject Matter is in the public’s best interest and is consistent with Licensor’s educational and research missions and goals. Licensor desires to have the Licensed Subject Matter developed and used for the benefit of Licensee, the inventors, Licensor, and the public.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties hereby agree as follows:

1.	Definitions

“Affiliate” means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

“Contract Quarter” means the three-month periods ending on March 31st, June 30th, September 30th, and December 31st, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Contract Year” means the 12-month periods ending on December 31st, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Fair Market Value” means the cash consideration an unaffiliated, unrelated buyer would pay in an arm’s length sale of a substantially identical item sold in the same quantity, under the same terms, and at the same time and place.

“FDA” means United States Food and Drug Administration.

“Field” means all uses.

“Government” means any agency, department or other unit of the United States of America or the State of Texas.

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 1 of 22

“Gross Consideration” means all cash and non-cash consideration (e.g., securities).

“Licensor Inventor” means Vishal Patel.

“Licensed Process” means a method or process whose practice or use is covered by a Valid Claim or uses Technology Rights.

“Licensed Product” means any product or component (i) whose manufacture, use, sale, offer for sale or import is covered by any Valid Claim or incorporates any Technology Rights, or (ii) which is made using a Licensed Process or another Licensed Product.

“Licensed Service” means performance of a service for any consideration using a Licensed Product, or the practice of a Licensed Process. For clarity, research and development of Licensed Products by Licensee, its Affiliates, or a Sublicensee does not constitute a Licensed Service.

“Licensed Subject Matter” means Licensor’s rights in Patents and/or Technology Rights.

“Milestone Fees” means all fees identified as Milestone Fees in Section 3.1(c).

“Net Product Sales” means the Gross Consideration from the Sale of Licensed Products less the following items directly attributable to the Sale of such Licensed Products that are appropriately documented for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; (c) import and export duties actually paid; and (d) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount. Net Product Sales exclude a Licensed Product used internally (or by a third party at Licensee’s direction) solely for testing or quality control purposes, marketing or demonstration purposes, or seeking governmental approval (e.g., U.S. Food and Drug Administration clinical trial).

“Net Sales” means Net Product Sales and/or Net Service Sales

“Net Service Sales” means the Gross Consideration received from the Sale of Licensed Services less the following items, directly attributable to the Sale of such Licensed Services that are appropriately documented for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; and (c) other amounts actually refunded, allowed or credited due to rejections or re-works, but not exceeding the original invoiced amount.

“Patent(s)” means (a) the patents and patent applications listed in Exhibit A to the Agreement; (b) all divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to the aforesaid patents and/or patent applications, and all reissues, reexaminations, extensions of, and foreign counterparts, that are in the name of Licensor and Licensee; and (c) any patents that issue in the name of Licensor and Licensee with respect to the aforesaid patent applications. For the avoidance of doubt, Patents exclude any patent applications that are solely in the name of Licensee, any patents issued solely in the name of Licensee, even if such patent applications or patents claim priority to one or more patent applications listed in Exhibit A. From time to time during the term of the Agreement, upon written agreement by both Parties, Licensee and Licensor shall update the list of all patent applications and patents within the Patents.

“Prosecution Counsel” means the law firm or attorney who is handling the prosecution of the Patents. Prosecution Counsel as of the Effective Date is identified in Exhibit A to the Agreement.

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 2 of 22

“Quarterly Payment Deadline” means the day that is 30 days after the last day of any particular Contract Quarter.

“Regulatory Approval” means the approval needed from the Regulatory Authority for a particular national jurisdiction to market, Sell and use a Licensed Product or Licensed Service in that national jurisdiction.

“Regulatory Authority” means the governmental authority responsible for granting any necessary licenses or approvals for the Marketing, Sale and use of a Licensed Product or Licensed Service in a particular national jurisdiction, including without limitation FDA, European Medicines Agency or Koseisho (i.e. the Japanese Ministry of Health and Welfare).

“Sell, Sale or Sold” means any transfer or other disposition of Licensed Products or Licensed Services for which consideration is received by Licensee, its Affiliates or Sublicensees. A Sale of Licensed Products or Licensed Services will be deemed completed at the time Licensee or its Affiliate or its Sublicensee receives such consideration.

“Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee (or an Affiliate or Sublicensee) grants to any third party any of the license rights granted to the Licensee under the Agreement.

“Partnership Bonus” means the fee specified in Section 3.1(d).

“Pivotal Study” means a Phase 3 clinical or other clinical study of a Licensed Product in human patients with the disease being studied, in each case, the principal purpose of which is to achieve a determination of efficacy and safety and is designed and intended to provide the basis for obtaining Regulatory Approval to market the applicable Licensed Product for patients with the indication being studied or where a clinical study subsequently is deemed to achieve efficacy and safety for a Licensed Product and indication for the purpose of obtaining Regulatory Approval.

“Sublicensee” means any entity to whom an express sublicense has been granted under the Patents and/or Technology Rights. For clarity, a third party wholesaler or distributor who has no significant responsibility for marketing and promotion of the Licensed Product or Licensed Services within its distribution territory or field (i.e., the third party simply functions as a reseller), and who does not pay any consideration to Licensee or an Affiliate for such wholesale or distributor rights, shall not be deemed a Sublicensee; and the resale by such a wholesaler or distributor shall not be treated as royalty bearing Net Sales by a Sublicensee provided that a royalty is being paid by Licensee for the initial transfer to the wholesaler or distributor pursuant to Section 3.2. This definition does not limit Licensee’s rights to grant or authorize sublicenses under the Agreement.

“Technology Rights” means Licensor’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings or data created before the Effective Date by Licensor Inventor at the institutions(s) indicated in the definition of Licensor Inventor and within the Field which are not covered by a Valid Claim but which are necessary for practicing Patents.

“Territory” means worldwide.

“Valid Claim” means a claim of (i) an issued and unexpired patent included within the Patents unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other government body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or determined to be

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 3 of 22

invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (ii) a pending patent application within the Patents to the extent the claim continues to be prosecuted in good faith and which has not been (a) canceled, (b) withdrawn from consideration, (c) finally determined to be unallowable by the applicable government body (and from which no appeal is or can be taken), (d) abandoned in accordance with or as permitted by the terms of the Agreement, or (e) pending for more than ten (10) years from the earliest date to which the patent application claims priority.

2.	License Grant and Commercialization

2.1	Grant

(a)

Licensor grants to Licensee a royalty-bearing exclusive license under Licensor’s rights in Patents to manufacture, have manufactured, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products in the Field in the Territory and to perform Licensed Services in the Field in the Territory.

(b)

Licensor grants to Licensee a royalty-bearing non- exclusive license under Technology Rights to manufacture, have manufactured, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products in the Field in the Territory and to perform Licensed Services in the Field in the Territory.

(c)

This grant is subject to (i) the payment by Licensee to Licensor of all consideration required under the Agreement, (ii) any rights of, or obligations to, the Government as set forth in Section 11.2 (Government Rights), and (iii) rights retained by Licensor to:

(1)	Publish the scientific findings from research related to the Patents; and

(2)	Use the Licensed Subject Matter for teaching, non-commercial research, patient care, education, and other educationally-related purposes; and

(3)

Grant rights to, and transfer material embodiments of, the Licensed Subject Matter to other academic institutions or non-profit research institutions for the purposes identified in clauses (1) and (2) above.

(d)	Licensor reserves all rights not expressly granted in the Agreement and disclaims the grant of any implied rights to Licensee.

2.2	Affiliates

Licensee may extend the license granted herein to any Affiliate provided that the Affiliate agrees in writing to be bound by the Agreement to the same extent as Licensee. For the sake of clarity, any specific reference to “Licensee” herein shall include such Affiliate regardless of whether a specific reference to an “Affiliate” is made in such provision. Licensee agrees to deliver such written agreement to Licensor within [***] following execution.

2.3	Sublicensing

Licensee has the right to grant Sublicense Agreements under the Licensed Subject Matter consistent with the terms of the Agreement, subject to the following:

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 4 of 22

(a)

A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of the Agreement and shall indicate that Licensor is a third party beneficiary of the Sublicense Agreement. In the event of termination of this Agreement, continued sublicense rights shall be governed by Section 7.5(a) (Effect of Termination). Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-Sublicensees shall be treated as “Sublicensees” for purposes of the Agreement.

(b)

Licensee shall deliver to Licensor a true, complete, and correct copy of each Sublicense Agreement granted by Licensee, Affiliate or Sublicensee, and any modification or termination thereof, within [***] following the applicable execution, modification, or termination of such Sublicense Agreement. If the Sublicense Agreement is not in English, Licensee shall provide Licensor an accurate English translation in addition to a copy of the original agreement.

(c)

Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in the Agreement, including without limitation the payment of running royalties due under Section 3.2 whether or not paid to Licensee by a Sublicensee. Any act or omission of a Sublicensee that would be a breach of the Agreement if performed by Licensee will be deemed to be a breach by Licensee. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting Licensor or any other terms and conditions of the Sublicense Agreement that would constitute a breach of the Agreement if such acts were performed by Licensee.

2.4	Diligent Commercialization

Licensee by itself or through its Affiliates and Sublicensees will use diligent efforts to make Licensed Products and/or Licensed Services (as applicable) commercially available in the Field within the Territory. Without limiting the foregoing, Licensee will

(a)

maintain a bona fide, funded, ongoing and active research, development, manufacturing, regulatory, marketing or sales program (all as commercially reasonable) to make Licensed Products and/or Licensed Services commercially available to the public as soon as commercially practicable, and

(b)	fulfill the following milestone events by the deadlines indicated:

Milestone Events	Deadlines

1. Initiation of a Pivotal Study	[***]

2. Regulatory Approval	[***]

3. First commercial Sale	[***]

If the obligations under this Section 2.4 are not fulfilled, Licensor may treat such failure as a breach in accordance with Section 7.3(b).

3.	Compensation

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 5 of 22

In consideration of rights granted to Licensee, Licensee will pay Licensor the following fees and royalties. All fees and royalties are not refundable and are not creditable against other fees and royalties. Each payment will reference the Agreement number and will be sent to Licensor’s payment and accounting contact in Section 18 (Notices).

3.1	Non-Royalty Payments due from Licensee

(a)

Patent Expenses. Licensee will reimburse Licensor within [***] after the Effective Date the amount of $[***] for past patent expenses invoiced as of [***]. This amount is the current estimate for past patent expenses based on invoices received by the Licensor through such date. Licensee’s obligations to pay all past and future patent expenses pursuant to Section 6 (Patent Expenses and Prosecution) will not be limited by such amount.

(b)	License Issue Fee. Licensee will pay to Licensor a one-time, non-refundable license issue fee in the amount of $62,500.00 due within [***] of the Effective Date and invoicing by Licensor for same.

(c)	Milestone Fees. Licensee will pay Milestone Fees by the Quarterly Payment Deadline for the Contract Quarter in which the following milestone events are achieved for any Licensed Product:

Milestone Events	Milestone Fees
1. Initiation of a Pivotal Study	$	[***	]
2. First Regulatory Approval in a country	$	[***	]
3. First commercial Sale in a country	$	[***	]
4. Regulatory Approval in second country	$	[***	]
5. Cumulative Net Sales Threshold of $[***]	$	{***	]
6. Cumulative Net Sales Threshold of $[***]	$	[***	]

“Initiation” means, with respect to a clinical trial or study, the first dosing of the first human subject in such trial or study. Each above Milestone Fee, including Cumulative Net Sales Milestone Fees, will only be made once on a per Licensed Product basis.

(d)

Partnership Bonus. Upon execution of the grant of the first sublicense under the Licensed Subject Matter (including a license or an option to license), Licensee shall make a one-time, non-refundable payment to Licensor in the amount of $[***]. Upon execution of each subsequent sublicense by Licensee, Licensee shall make a one-time, non-refundable payment to Licensor in the amount of $[***]. Each such Partnership Bonus shall be paid by Licensee on or before the Quarterly Payment Deadline for the Contract Quarter in which the sublicense is executed.

3.2	Royalties

Licensee will pay a running royalty of Net Product Sales and Net Service Sales in each Contract Quarter for Licensed Products and Licensed Services covered by a Valid Claim,

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 6 of 22

payable on or before the Quarterly Payment Deadline for such Contract Quarter, according to the following schedule:

Annual Net Sales of Licensed Products	Royalty Rate
For that portion of aggregate annual Net Sales that is less than or equal to $[***]	[***	]%
For that portion of aggregate annual Net Sales that is greater than $[***] but less than or equal to $[***]	[***	]%
For that portion of aggregate Net Sales that is greater than $[***]	[***	]%

Payment of Royalties are subject to the following:

(a)

No more than one royalty shall be paid to Licensor hereunder with respect to the Sale of any one unit of Licensed Product or Licensed Service, whether or not more than one Valid Claim is applicable to the Licensed Product or Licensed Service, or the development, manufacture, or performance thereof.

(b)

No royalty shall be payable under this Section 3.2 with respect to (i) Sales to an Affiliate or Sublicensee of a particular unit of Licensed Product that is used by such Affiliate or Sublicensee to perform a Licensed Service if Licensor is paid a royalty on the Sale of such Licensed Service, (ii) the Sale of Licensed Products between or among Licensee, its Affiliates, and Sublicensees for re-sale purposes, provided Licensor is paid a royalty with respect to the re-sale, or (iii) Consideration received by Licensee, an Affiliate or a Sublicensee pursuant to a Sublicense Agreement.

(c)

If Licensee is required to make royalty payments to a third party to make, use or sell a Licensed Product, the royalties due to Licensor will be reduced by [***]% of the royalty owed to such third party, but not to an amount less than [***]% of the royalties that would otherwise be due to Licensor.

3.3	Minimum Royalties

A minimum annual royalty of $[***] is due and payable on January 31st of each Contract Year beginning with the Contract Year that immediately follows the Contract Year in which the first Sale occurred, and for each Contract Year thereafter. The minimum annual royalty amount shall be creditable towards royalties paid under Section 3.2 for such Contract Year.

4.	Reports and Plans

The reports specified in this Section 4 will be sent to Licensor’s payment and reporting contact identified in Section 18 (Notices). If Licensor requests to have information submitted in a particular format, Licensee will use reasonable efforts to comply with such request.

4.1	Quarterly Payment and Milestone Reports

Immediately starting after the first Sale of a Licensed Product or Licensed Service and thereafter, on or before each Quarterly Payment Deadline, Licensee will deliver to Licensor a true and accurate report, certified by an officer of Licensee, giving such particulars of the

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 7 of 22

business conducted by Licensee, its Affiliates and its Sublicensees (including copies of reports provided by Sublicensees and Affiliates to Licensee) during the preceding Contract Quarter under the Agreement as necessary for Licensor to account for Licensee’s payments, including royalties, hereunder, even if no payments are due. The reports shall continue to be delivered after the termination or expiration of the Agreement until such time as all Licensed Products permitted to be Sold after termination or expiration have been Sold or destroyed. The report shall include:

(a)	The name of the Licensee, the Agreement number, and the period covered by the report;

(b)	The name of any Affiliates and Sublicensees whose activities are also covered by the report;

(c)	Identification of each Licensed Product and Licensed Service for which any royalty payments have become payable;

(d)

Net Product Sales and Net Service Sales segregated on a product-by-product basis, and a country-by-country basis, or an affirmative statement that no Sales were made. The report shall also itemize the permitted deductions from the Gross Consideration used to arrive at the resulting Net Product Sales and Net Service Sales, on a product-by-product and country-by-country basis;

(e)	The applicable royalty rate;

(f)

An affirmative statement of whether any milestones with deadlines in that Contract Quarter under Section 2.4 and any milestones under Section 3.1(c) were met or not, and the resulting Milestone Fee payable;

(g)	If any consideration was received in currencies other than U.S. dollars, the report shall describe the currency exchange calculations; and

(h)	Any changes in accounting methodologies used to account for and calculate the items included in the report since the previous report.

4.2	Annual Written Progress Report and Commercialization Plan

Within [***] following the end of each Contract Year until the first Sale of a Licensed Product or Licensed Service, Licensee will deliver to Licensor a true and accurate signed written progress report that summarizes (i) Licensee’s efforts and accomplishments during the Contract Year to diligently commercialize Licensed Products and Licensed Services, and (ii) Licensee’s development and commercialization plans with respect to Licensed Products and Licensed Services for the next Contract Year. The report shall also cover such activities by Affiliates and Sublicensees. The report shall contain the following information to the extent relevant to the activities under the Agreement:

(a)	The name of the Licensee, the Agreement number, the names of any Affiliates and Sublicensees, and the products and services being developed and/or commercialized;

(b)	The progress toward completing and the plans for completing the applicable milestone events pursuant to Sections 2.4 and 3.1(c); and

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 8 of 22

(c)

The research and development activities, including status and plans for obtaining any necessary Regulatory Approvals, performed during the past year, and the plans for research and development activities for the next year.

(d)

Any plans for the Licensee to start any clinical trials in the next Contract Year. In addition, the progress report shall indicate (i) whether at the time the progress report is made, Licensee has contacted or plans to contact UT Southwestern as a site for such trials and (ii) whether the name or nomenclature for RGLS8429 provided for such clinical trials has changed.

Such written progress reports will be deemed the Confidential Information of Licensee.

4.3	Government and Economic Development Reporting

If Licensor requests, Licensee will provide information for Licensor’s Government and economic development reporting purposes, including the following:

(a)

Number and geographic location of new full-time employees created during the past Contract Year; total number and geographic location of full-time employees of Licensee at the end of such Contract Year;

(b)	Dollar amount of new equity financing received by Licensee during the past Contract Year, and current capitalization, including number and class of outstanding securities;

(c)	Location and square footage of facilities; and

(d)	Other information required under Federal and state law.

This information shall be treated as Licensee’s Confidential Information; provided that Licensor is entitled to combine such information with similar information from other Licensor licensees and publicly report such combined aggregate information, without identifying Licensee’s separate specific applicable numbers. If and when Licensee has more than [***] full-time employees, then no further economic development reports will be required from Licensee.

5.	Payment, Records, and Audits

5.1	Payments

All amounts referred to in the Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. Each payment will reference the agreement number set forth at the beginning of the Agreement. All payments to Licensor will be made in U.S. dollars by check or wire transfer (Licensee to pay all wire transfer fees) payable to the payee identified in Section 18 and sent to the payment and reporting contact in Section 18 (Notices).

5.2	Sales Outside the U.S.

If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the rate used by Licensee for its financial reporting purposes in accordance with Generally Accepted Accounting Principles (or foreign equivalent) or, in the absence of such rate, using the average of the buying and selling exchange rate for conversion between the foreign currency and U.S. Dollars, for current transactions as reported in The Wall Street Journal on the last business days of the Contract Quarter to which such payment pertains. Licensee may not make any tax withholdings

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 9 of 22

from payments to Licensor, but Licensor agrees to supply to Licensee, upon written request, appropriate evidence from appropriate U.S. governmental agencies showing that Licensor is a resident of the United States of America for purposes of the U.S. income tax laws and is tax-exempt under such income tax laws.

5.3	Late Payments

Amounts that are not paid when due will accrue a late charge from the due date until paid, at a rate equal to [***]% per [***] (or the maximum allowed by law, if less).

5.4	Records

For a period of [***] after the Contract Quarter to which the records pertain, Licensee agrees that it and its Affiliates and Sublicensees will each keep complete and accurate records of their Sales, Net Product Sales, Net Service Sales, and Milestone Fees in sufficient detail to enable such payments to be determined and audited.

5.5	Auditing

Licensee and its Affiliates will permit Licensor or its representatives, at Licensor’s expense, to periodically examine books, ledgers, and records during regular business hours, at Licensee’s or its Affiliate’s place of business, on at least [***] advance notice, to the extent necessary to verify any payment or report required under the Agreement. For each Sublicensee, Licensee shall obtain such audit rights for Licensor or itself. If Licensee obtains such audit rights for itself, it will promptly conduct an audit of the Sublicensee’s records upon Licensor’s request, and Licensee will furnish to Licensor a copy of the findings from such audit. No more than [***] of Licensee, each Affiliate, and each Sublicensee shall be conducted under this Section 5.5 in any [***]. If any amounts due Licensor have been underpaid, then Licensee shall immediately pay Licensor the amount of such underpayment plus accrued interest due in accordance with Section 5.3. If the amount of underpayment is equal to or greater than [***]% of the total amount due for the records so examined, Licensee will pay the cost of such audit. Such audits may, at Licensor’s sole discretion, consist of a self-audit conducted by Licensee at Licensee’s expense and certified in writing by an authorized officer of Licensee. All information examined pursuant to this Section 5.5 shall be deemed to be the Confidential Information of the Licensee.

6.	Patent Expenses and Prosecution

6.1	Patent Expenses

Licensee shall pay for all the past documented, out of pocket expenses incurred by Licensor for filing, prosecuting, defending and maintaining Patents and related patent searches through the Effective Date of the Agreement, including those identified in Section 3.1 (a), provided that Licensor invoices Licensee for such expenses within [***] of the Effective Date.

Licensee will pay all past patent expenses within [***] after Licensee’s receipt of invoice. Licensee will pay the Prosecution Counsel directly for all patent expenses incurred during the term of the Agreement. Patent expense payment delinquencies (whether owed directly to Prosecution Counsel or to Licensor) will be considered a payment default under Section 7.3(a).

6.2	Direction of Prosecution

Licensor will confer with Licensee to select Prosecution Counsel who will jointly represent Licensee and Licensor as provided in an appropriate joint representation agreement and to develop a strategy for the prosecution and maintenance of the Patents. All documents prepared by the Prosecution Counsel for submission to governmental patent offices will be

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 10 of 22

provided to both parties for review and comment prior to filing, to the extent practicable under the circumstances. Licensor agrees that Licensee will be primarily responsible for directing prosecution and maintenance of the Patents, including providing instructions to the Prosecution Counsel. The Parties agree that they share a common legal interest in obtaining valid and enforceable patents and that Licensor and Licensee will maintain as privileged all information received pursuant to this Section.

6.3	Ownership

All Patents will be in the name of Licensor and Licensee and jointly-owned by Licensor and Licensee. No payments due under the Agreement will be reduced as the result of co-ownership interests in the Patents by Licensee or any other party.

The parties agree that, in the event that the prosecution strategy results in one or more patent applications claiming priority to both a patent application jointly owned by Licensor and Licensee and a patent application solely owned by Licensee, for each patent application, and patent issuing therefrom, having such a priority claim: (i) rights to inventions claimed in patent applications solely owned by Licensee prior to entering into the Agreement are and shall remain the exclusive property of Licensee and (ii) rights to inventions claimed in patent applications jointly owned by Licensee and Licensor prior to entering into the Agreement are and shall remain the joint property of Licensee and Licensor. Further, the parties agree to cooperate during prosecution to divide such solely-owned inventions and jointly-owned inventions into separate solely-owned and jointly-owned patent applications.

6.4	Foreign Filings

In addition to the U.S., the Patents shall, subject to applicable bar dates, be pursued in such foreign countries as Licensee so designates in writing to Licensor in sufficient time to reasonably enable the preparation of such additional filings, and in those foreign countries in which Licensor and Licensee filed applications prior to the Effective Date.

6.5	Withdrawal from Paying Patent Costs

If at any time Licensee elects to cease paying for any costs for the prosecution or maintenance of a particular Patent in a particular jurisdiction, Licensee must give Licensor at least [***] prior written notice and Licensee will continue to be obligated to pay for the patent costs which reasonably accrue during said notice period. Thereafter, said patent application or patent shall no longer be included in the license grant to Licensee; however, such election shall not affect Licensee’s ownership interests in the patent or patent application, or in any of the Patents. If Licensor elects to continue the prosecution or maintenance of said patent application or patent, at Licensor’s expense, Licensee agrees to cooperate with reasonable requests to execute or have executed documents required for prosecution or maintenance of said patent application or patent.

6.6	U.S. Patent and Trademark Office Entity Size Status

Licensee will inform Prosecution Counsel in writing on a timely basis of any change in its U.S. Patent and Trademark Office entity size status.

7.	Term and Termination

7.1	Term

Unless earlier terminated as provided herein, the term of the Agreement will commence on the Effective Date and continue until the last date of expiration or termination of the Patents.

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 11 of 22

7.2	Termination by Licensee

Licensee, at its option, may terminate the Agreement by providing Licensor written notice of intent to terminate, which such termination will be effective 90 days following receipt of such notice by Licensor.

7.3	Termination by Licensor

Licensor, at its option, may immediately terminate the Agreement, or any part of Licensed Subject Matter, or any part of Field, or any part of Territory, or the exclusive nature of the license grant, upon delivery of written notice to Licensee of Licensor’s decision to terminate, if any of the following occur:

(a)	Licensee becomes in arrears in any payments due under the Agreement, and Licensee fails to make the required payment within 30 days after delivery of written notice from Licensor; or

(b)	Licensee is in breach of any non-payment provision of the Agreement, and does not cure such breach within 60 days after delivery of written notice from Licensor; or

(c)	Licensor delivers notice to Licensee of three or more actual breaches of the Agreement in any 12-month period, even in the event that Licensee cures such breaches in the allowed period; or

(d)

Licensee or its Affiliate or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patents, or assist a third party in pursuing such a proceeding or action.

7.4	Other Conditions of Termination

The Agreement will terminate:

(a)

Immediately without the necessity of any action being taken by Licensor or Licensee, (i) if Licensee becomes bankrupt or insolvent, or (ii) Licensee’s Board of Directors elects to liquidate its assets or dissolve its business, or (iii) Licensee ceases its business operations, or (iv) Licensee makes an assignment for the benefit of creditors or (v) if the business or assets of Licensee are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Licensee or otherwise; or

(b)	At any time by mutual written agreement between Licensee and Licensor.

7.5	Effect of Termination

If the Agreement is terminated pursuant to Sections 7.2, 7.3 or 7.4:

(a)

All rights and licenses of Sublicensees shall terminate upon termination of the Agreement; provided however, if the Sublicense Agreement is for all of the Field for all of the Territory, and the Sublicensee is in good standing and agrees in writing to assume all of the obligations of Licensee and provides Licensor with written notice thereof within [***] termination of the Agreement, then such Sublicense Agreement shall survive; and

(b)	Licensee shall tender payment of all accrued royalties and other payments due to Licensor as of the effective date of termination; and

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 12 of 22

(c)	Nothing in the Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination; and

(d)

The provisions of Sections 8 (Confidentiality), 11 (Representations and Disclaimers), 12 (Limit of Liability), 13 (Indemnification), 14 (Insurance), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) will survive any termination or expiration of the Agreement. In addition, the provisions of Sections 3 (Compensation), 4.1 (Quarterly Payment and Milestone Reports), 5 (Payment, Records and Audits), and 6.1 (Patent Expenses) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of the Agreement.

8.	Confidentiality

8.1	Definition

“Confidential Information” means all information that is of a confidential and proprietary nature to Licensor or Licensee and provided by one Party to the other Party under the Agreement.

8.2	Protection and Marking

Licensor and Licensee each agree that all Confidential Information disclosed in tangible form, and marked “confidential” and forwarded to one by the other, or if disclosed orally, is designated as confidential at the time of disclosure: (i) is to be held in strict confidence by the receiving Party, (ii) is to be used by and under authority of the receiving Party only as authorized in the Agreement, and (iii) shall not be disclosed by the receiving Party, its agents or employees without the prior written consent of the disclosing Party or as authorized in the Agreement. Licensee has the right to use and disclose Confidential Information of Licensor reasonably in connection with the exercise of its rights under the Agreement, including without limitation disclosing to Affiliates, Sublicensees, potential investors, acquirers, and others on a need to know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. Each Party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

8.3	Confidentiality of Terms of Agreement

Each Party agrees not to disclose to any third party the terms of the Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of the Agreement: (a) to advisors, actual or potential Sublicensees, acquirers or investors, and others on a need to know basis, in each case, under appropriate confidentiality obligations substantially similar to those of this Section 8; and (b) to the extent necessary to comply with applicable laws and court orders (including, without limitation, The Texas Public Information Act, as may be amended from time to time, other open records laws, decisions and rulings, and securities laws, regulations and guidance). If the Agreement is not for all fields of use, then Licensor may disclose the Field to other potential third party licensees. Notwithstanding the foregoing, the existence of the Agreement shall not be considered Confidential Information.

8.4	Disclosure Required by Court Order or Law

If the receiving Party is required to disclose Confidential Information of another Party hereto, or any terms of the Agreement, pursuant to the order or requirement of a court, administrative agency, or other governmental body or applicable law, the receiving Party may disclose such Confidential Information or terms to the extent required, provided that the receiving Party shall use reasonable efforts to provide the disclosing Party with

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 13 of 22

reasonable advance notice thereof to enable the disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information protected pursuant to Section 8.

8.5	Copies

Each Party agrees not to copy or record any of the Confidential Information of the other Party, except as reasonably necessary to exercise its rights or perform its obligations under the Agreement, and for archival and legal purposes.

8.6	Continuing Obligations

Subject to the exclusions listed in Section 8.7, the Parties’ confidentiality obligations under the Agreement will survive termination of the Agreement and will continue for a period of [***] thereafter.

8.7	Exclusions

Information shall not be considered Confidential Information of a disclosing Party under the Agreement to the extent that the receiving Party can establish by competent written proof that such information:

(a)	Was in the public domain at the time of disclosure; or

(b)	Later became part of the public domain through no act or omission of the recipient Party, its employees, agents, successors or assigns in breach of the Agreement; or

(c)	Was lawfully disclosed to the recipient Party by a third party having the right to disclose it not under an obligation of confidentiality; or

(d)	Was already known by the recipient Party at the time of disclosure; or

(e)	Was independently developed by the recipient Party without use of the disclosing Party’s Confidential Information.

8.8	Copyright Notice

The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other Party from its obligation of confidentiality hereunder

9.	Infringement and Litigation

9.1	Notification

If either Licensor’s designated office for technology commercialization or Licensee becomes aware of any infringement or potential infringement of Patents, each Party shall promptly notify the other of such in writing.

9.2	Licensee’s Enforcement Rights

Licensee shall enforce the Patents against any infringement by a third party. Licensee shall be responsible for payment of all fees and expenses associated with such enforcement incurred by Licensee and incurred by Licensor in providing cooperation or joining as a party as provided in Section 9.4. Any monetary recovery for actual damages in excess of Licensee’s documented, third-party expenses in enforcing the Patents and amounts actually reimbursed by Licensee to Licensor under this Section 9.2 shall be shared by Licensee with Licensor, with Licensee providing [***] of net recovery to Licensor and Licensee shall be

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 14 of 22

entitled to retain the remaining [***] of net recovery. Any punitive damages collected shall be shared [***] among Licensor and Licensee.

9.3	Licensor’s Enforcement Rights

If Licensee does not file suit within six months after a written request by Licensor to initiate an infringement action, then Licensor shall have the right, at its sole discretion, to bring suit to enforce any Patent Right licensed hereunder against the infringing activities, with Licensor retaining all recoveries from such enforcement. If Licensor pursues such infringement action, Licensor may, as part of the resolution of such efforts, grant non-exclusive license rights to the alleged infringer notwithstanding Licensee’s exclusive license rights.

9.4	Cooperation between Licensor and Licensee

In any infringement suit or dispute, the Parties agree to cooperate fully with each other. At the request of the Party bringing suit, the other Party will permit reasonable access after reasonable advance notice to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

If it is necessary to name Licensor as a party in such action, then Licensee must first obtain Licensor’s prior written permission, which permission shall not be unreasonably withheld, provided that Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor, and Licensee and such counsel agree to follow all required procedures of the Texas Attorney General regarding retention of outside counsel for state entities.

10.	Export Compliance

Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (a) ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; (c) ITAR and EAR end user-specific requirements; (d) Foreign Corrupt Practices Act; and (e) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products and Licensed Services (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Products and Licensed Services (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations. Licensee will include a provision in its agreements, substantially similar to this Section 10, with its Sublicensees, third party wholesalers and distributors, and physicians, hospitals or other healthcare providers who purchase a Licensed Product, requiring that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

11.	Representations and Disclaimers

11.1	Licensor Representations

Except for the rights, if any, of the Government as set forth in Section 11.2, Licensor represents and warrants to Licensee that to the knowledge of Licensor’s designated office for technology commercialization (i) Licensor is the owner or agent of the Licensor’s right,

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 15 of 22

title, and interest in and to Patents (as identified in Exhibit A), (ii) Licensor has the right to grant licenses hereunder, and (iii) Licensor has not knowingly granted and will not knowingly grant licenses or other rights under the Patents that are in conflict with the terms and conditions in the Agreement.

11.2	Government Rights

Licensee understands that Licensed Subject Matter may have been developed under a funding agreement with Government and, if so, that Government may have certain rights relative thereto. The Agreement is made subject to the Government’s rights under any such agreement and under any applicable Government law or regulation. To the extent that there is a conflict between any such agreement, such applicable law or regulation and the Agreement, the terms of such Government agreement, and applicable law or regulation, shall prevail. Licensee agrees that, to the extent required by U.S. laws and regulations, Licensed Products used or Sold in the U.S. will be manufactured substantially in the U.S., unless a written waiver is obtained in advance from the U.S. Government.

11.3	Licensor Disclaimers

EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE LICENSED PRODUCTS OR LICENSED SERVICES, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF THE PATENTS. LICENSOR MAKES NO REPRESENTATION AS TO WHETHER ANY PATENT IS VALID, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF THE PATENTS IN THE FIELD. NOTHING IN THE AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LICENSOR OTHER THAN THE PATENTS DESCRIBED HEREIN, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENTS, OR THE TECHNOLOGY RIGHTS SPECIFICALLY DESCRIBED HEREIN.

11.4	Licensee Representations

By execution of the Agreement, Licensee represents, acknowledges, covenants and agrees (a) that Licensee has not been induced in any way by Licensor or its employees to enter into the Agreement, and (b) that Licensee has been given an opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this Section 11 (Representations and Disclaimers) and all other matters pertaining to the Agreement; and (c) that Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and (d) that Licensee accepts all risks inherent herein, and (e) that a Pivotal Study has not been initiated for a Licensed Product as of the Effective Date. Licensee represents that it is a duly organized, validly existing entity of the form indicated in the preamble to the Agreement, and is in good standing under the laws of its jurisdiction of organization as indicated in the preamble of the Agreement, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder.

12.	Limit of Liability

IN NO EVENT SHALL LICENSOR, THE UNIVERSITY SYSTEM IT GOVERNS, ITS MEMBER INSTITUTIONS, LICENSOR INVENTOR, REGENTS, OFFICERS, EMPLOYEES, STUDENTS, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 16 of 22

REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN FOR CLAIMS AGAINST LICENSEE FOR INDEMNIFICATION (SECTION 13) OR FOR MISUSE OR MISAPPROPRIATION OR INFRINGEMENT OF LICENSOR’S INTELLECTUAL PROPERTY RIGHTS, LICENSEE WILL NOT BE LIABLE TO LICENSOR FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER LICENSEE KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

13.	Indemnification

13.1	Indemnification Obligation

Subject to Section 13.2, Licensee agrees to hold harmless, defend and indemnify Licensor, the university system it governs, its member institutions, its Regents, officers, employees, students and agents (“Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from claims or demands brought by third parties against an Indemnified Party on account of any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with the Licensee’s actions under the Agreement or the exercise or practice by or under authority of Licensee, its Affiliates or their Sublicensees, or third party wholesalers or distributors, or physicians, hospitals or other healthcare providers who purchase a Licensed Product, of the rights granted hereunder.

13.2	Conditions of Indemnification

Licensee shall have no responsibility or obligation under Section 13.1 for any Liabilities to the extent caused by the gross negligence or willful misconduct by Licensor. Obligations to indemnify and hold harmless under Section 13.1 are subject to: (a) to the extent authorized by the Texas Constitution and the laws of the State of Texas and subject to the statutory duties of the Texas Attorney General, the Indemnified Party giving Licensee control of the defense and settlement of the claim and demand; and (b) to the extent authorized by the Texas Constitution and the laws of the State of Texas and subject to statutory duties of the Texas Attorney General, the Indemnified Party providing the assistance reasonably requested by Licensee, at Licensee’s expense.

14.	Insurance

14.1	Insurance Requirements

Prior to any Licensed Product being used or Sold (including for the purpose of obtaining Regulatory Approval), and prior to any Licensed Service being performed by Licensee, an Affiliate, or by a Sublicensee, and for a period of [***] after the Agreement expires or is terminated, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts for the Licensed Product being used or Sold or the Licensed Service being performed. Licensee shall use commercially reasonable efforts to have Licensor, the university system it governs, its member institutions, Regents, officers, employees, and Licensor Inventors named as additional insureds. Such commercial general liability insurance shall provide, without limitation: (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under the Agreement; and (iii) coverage for litigation costs.

14.2	Evidence of Insurance and Notice of Changes

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 17 of 22

Upon request by Licensor, Licensee shall provide Licensor with written evidence of such insurance. Additionally, Licensee shall provide Licensor with written notice of at least [***] prior to Licensee cancelling, not renewing, or materially changing such insurance.

15.	Assignment

The Agreement may not be assigned by Licensee without the prior written consent of Licensor, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Licensee may assign this Agreement and its rights and obligations hereunder without Licensor’s consent, but with prompt written notice to the Licensor, in connection with the transfer or sale of all or substantially all of the business of Licensee to which this Agreement relates to a third party (in the case of a transfer or sale of only substantially all of the business, provided that the transferred or sold portion of the business includes all the business related to this Agreement), whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of such a sale or transfer (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law). Licensor acknowledges that any pre-existing intellectual property rights held by the acquiring party shall not become Licensed Subject Matter under this Agreement. For any Assignment to be effective, (a) Licensee must be in good standing under this Agreement, and (b) the assignee must assume in writing (a copy of which shall be promptly provided to Licensor) all of Licensee’s interests, rights, duties and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if assignee were an original Party to the Agreement.

16.	Governmental Markings

16.1	Patent Markings

Licensee agrees that all Licensed Products Sold by Licensee, Affiliates, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patents in accordance with each country’s patent marking laws, including Title 35, U.S. Code, or if such marking is not practicable, shall so mark the accompanying outer box or product insert for Licensed Products accordingly.

16.2	Governmental Approvals and Marketing of Licensed Products and or Licensed Services

Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, Sale, and use of any Licensed Product or performance of any Licensed Service, at Licensee’s expense, including, without limitation, any safety studies. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product or Licensed Service.

16.3	Foreign Registration and Laws

Licensee agrees to register the Agreement with any foreign governmental agency that requires such registration and Licensee will pay all costs and legal fees in connection with such registration. Licensee is responsible for compliance with all foreign laws affecting the Agreement or the Sale of Licensed Products and Licensed Services to the extent there is no conflict with United States law, in which case United States law will control.

17.	Use of Name

Licensee will not use the name, trademarks or other marks of Licensor (or the name of the university system it governs, its member institutions, any of its Regents or employees) without the advance written consent of Licensor. Licensor may use Licensee’s name and logo for annual reports, brochures, website and internal reports without prior consent.

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 18 of 22

18.	Notices

Any notice or other communication of the Parties required or permitted to be given or made under the Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth below (or as changed by written notice pursuant to this Section 18).

Licensee Contacts	Licensor Contacts

Contact for Notice:

Attn: Legal

Regulus Therapeutics Inc., 4224

Campus Point Court, Suite 210, San

Diego, CA 92121

Phone: 858-202-6300

[***]

Accounting contact:

Attn: Accounts Payable

Regulus Therapeutics Inc., 4224

Campus Point Court, Suite 210, San

Diego, CA 92121

Phone: 858-202-6300

E-mail: [***]

Patent prosecution contact:

Attn: Intellectual Property

Regulus Therapeutics Inc., 4224

Campus Point Court, Suite 210, San

Diego, CA 92121

Phone: 858-202-6300

[***]

Contact for Notice:

UT Southwestern Medical Center

Office for Technology Development

Attn: Director for Technology

Commercialization

5323 Harry Hines Boulevard, Dallas, Texas

75390-9094

Fax: [***]

Phone: [***]

E-mail: [***]

Payment and reporting contact:

Checks in U.S. dollars payable to “UT

SOUTHWESTERN” referencing [***] and

mailed to:

[***]

Patent prosecution contact:

Attn: Director for Technology

Commercialization

Office for Technology Development

5323 Harry Hines Boulevard, Dallas, Texas

75390-9094

Fax: [***]

Phone: [***]

E-mail: [***]

Notices required under the Agreement may be delivered via E-mail provided such notice is confirmed in writing as indicated. Notices shall be provided to each Party as specified in the “Contact for Notice” address. Each Party shall update the other Party in writing with any changes in such contact information.

19.	General Provisions

19.1	Binding Effect

The Agreement is binding upon and inures to the benefit of the Parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

19.2	Construction of Agreement

Headings are included for convenience only and will not be used to construe the Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of the Agreement; therefore, both Parties agree that any

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 19 of 22

ambiguity in the Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement.

19.3	Counterparts and Signatures

The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email. In such event, the Party shall promptly provide the original signature page(s) to the other Party.

19.4	Compliance with Laws

Licensee will comply with all applicable federal, state and local laws and regulations, including, without limitation, all export laws and regulations.

19.5	Governing Law

The Agreement will be construed and enforced in accordance with laws of the U.S. and the State of Texas, without regard to choice of law and conflicts of law principles.

19.6	Modification

Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties. No modification will be made by email communications.

19.7	Severability

If any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of the Agreement remains enforceable.

19.8	Third Party Beneficiaries

Nothing in the Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties and their permitted successors and assigns. However, if there is a joint owner of any Patents identified in Exhibit A (other than Licensee), then Licensee hereby agrees that the following provisions of the Agreement extend to the benefit of the co-owner identified therein (excluding the Licensee to the extent it is a co-owner) as if such co-owner was identified in each reference to the Licensor: the retained rights under clause (b) of Section 2.1; Section 11.3 (Licensor Disclaimers); Section 12 (Limitation of Liability); Section 13 (Indemnification); Section 14.1 (Insurance Requirements); Section 17 (Use of Name); and Section 19.10 (Sovereign Immunity, if applicable).

19.9	Waiver

Neither Party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof.

19.10	Sovereign Immunity

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 20 of 22

Nothing in the Agreement shall be deemed or treated as any waiver of Licensor’s sovereign immunity.

19.11	Entire Agreement

The Agreement constitutes the entire Agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

19.12	Claims Against Licensor for Breach of Agreement

Licensee acknowledges that any claim for breach of the Agreement asserted by Licensee against Licensor shall be subject to Chapter 2260 of the Texas Government Code and that the process provided therein shall be Licensee’s sole and exclusive process for seeking a remedy for any and all alleged breaches of the Agreement by Licensor or the State of Texas.

19.13	Grant of Security Interest

Licensee hereby grants to Licensor a security interest in and to Licensee’s rights under the Agreement, as collateral security for the payment by Licensee of any and all sums which may be owed from time to time by Licensee to Licensor. Licensor shall have all rights of a secured party as specified in the Texas Uniform Commercial Code relative to this security interest and the enforcement thereof. Licensee hereby authorizes Licensor to file with the appropriate governmental agencies appropriate UCC-1 financing statements to evidence this security interest.

20.	No Other Promises and Agreements; Representation by Counsel.

Licensee expressly warrants and represents and does hereby state and represent that no promise or agreement which is not herein expressed has been made to Licensee in executing the Agreement except those explicitly set forth herein, and that Licensee is not relying upon any statement or representation of Licensor or its representatives. Licensee is relying on Licensee’s own judgment and has had the opportunity to be represented by legal counsel. Licensee hereby warrants and represents that Licensee understands and agrees to all terms and conditions set forth in the Agreement.

(Remainder of page intentionally left blank)

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 21 of 22

21.	Deadline for Execution by Licensee

If the Agreement is executed first by the Licensor and is not executed by the Licensee and received by the Licensor at the address and in the manner set forth in Section 18 within 30 days of the date of signature set forth under the Licensor’s signature below, then the Agreement shall be null and void and of no further effect.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Patent License Agreement.

LICENSOR: Board of Regents of The University of Texas System		LICENSEE: Regulus Therapeutics Inc.

By	/s/ Brad Phelan, MBA	By	/s/ Joseph P. Hagan
Brad Phelan, MBA		Joseph P. Hagan
AVP for Technology Commercialization and Business Development		Chief Executive Officer
UT Southwestern Medical Center

Date October 18, 2024		Date October 22, 2024

Licensee: Regulus Therapeutics Inc.	CONFIDENTIAL	Exclusive License (Life Sciences)
Licensor: UT Southwestern Medical Center
UTSW AGT. No. 2018-0049		Page 22 of 22